Exhibit 99.1

Nanomix Completes 1-for-173 Reverse Stock Split

EMERYVILLE, Calif. (March 2, 2022) – Nanomix Corporation (OTCBB: NNMX) (“Nanomix” or the “Company”), a leader in the development of mobile, affordable, point-of-care diagnostics, today announced it has completed the previously announced reverse stock split of its outstanding shares of common stock at a ratio of 1-for-173. The reverse stock split was announced on June 29, 2021 in conjunction with the reverse merger with Boston Therapeutics.

The Company’s common stock will open for trading on Tuesday, March 2, 2022 on a post-split basis under the temporary trading symbol “NNMXD”. The trading symbol will revert to “NNMX” after 20 business days.

Trading of the Company’s common stock will continue on a split-adjusted basis under a new CUSIP number. Based on the number of shares outstanding as of March 1, 2022, the reverse stock split reduced the number of shares of the Company’s common stock outstanding from approximately 917 million pre-reverse split to approximately 5.3 million post-reverse split.

All outstanding preferred shares, stock options, warrants and equity incentive plans immediately prior to the reverse stock split generally were appropriately adjusted by dividing the number of shares of common stock into which the preferred shares, stock options, warrants and equity incentive plans were exercisable or convertible by 173 and multiplying the exercise or conversion price by 173, as a result of the reverse stock split.

“We are pleased with the successful completion of this reverse stock split. Not only does this announcement mark the completion of the reverse merger process, but it also increases visibility of our stock to wider investor audiences. With this reverse stock split now complete, we can proceed with our growth strategy of the Company,” stated David Ludvigson, President and Chief Executive Officer of Nanomix.

About Nanomix Corporation

Nanomix is the leader in the development of mobile point-of-care diagnostics with its Nanomix eLab platform and assays that provide rapid, accurate, quantitative information for use in settings where time is critical to clinical decision-making and improved patient care. The company’s products are designed to broadly impact healthcare delivery by bringing diagnostics to the point of initial patient interaction, whether in the hospital or in pre-hospital, remote or alternate-care settings, with the goal to enable faster clinical decision-making and potentially treatment-in-place. Nanomix’s first assay addresses the critical need for faster diagnosis of critical infections. The company is developing a pipeline of other tests designed to improve patient outcomes by making high-quality diagnostic information available within minutes. For more information, visit www.nano.com.

Forward-Looking Statements

Certain statements in this press release constitute “forward-looking statements” within the meaning of the federal securities laws. Forward looking statements include statements regarding the Company’s intentions, beliefs, projections, outlook, analyses or current expectations concerning, among other things, the Company’s ongoing and planned product development; the Company’s intellectual property position; the Company’s ability to develop commercial functions; expectations regarding product launch and revenue; the Company’s results of operations, cash needs, spending, financial condition, liquidity, prospects, growth and strategies; the industry in which the Company operates; and the trends that may affect the industry or the Company. Forward-looking statements are not guarantees of future performance and actual results may differ materially from those indicated by these forward-looking statements as a result of various important factors, as well as those risks more fully discussed in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2020, as well as discussions of potential risks, uncertainties, and other important factors in the Company’s subsequent filings with the Securities and Exchange Commission. All such statements speak only as of the date made, and the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:

LHA Investor Relations

Tirth Patel

212-201-6614

tpatel@lhai.com

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